Exhibit 99.1

Central Garden & Pet Announces Kay M. Schwichtenberg as New Director

Kay M. Schwichtenberg Brings Decades of Experience in Animal Health

WALNUT CREEK, Calif.— Central Garden & Pet Company (NASDAQ: CENT), (NASDAQ: CENTA), a leading consumer goods company in the pet and garden industries, today announced that it has appointed Kay M. Schwichtenberg to its Board of Directors, effective March 1, 2026.

Ms. Schwichtenberg brings more than 40 years of experience in the animal health industry, including 29 years with Central. Most recently, she served as Central’s Executive Vice President, Animal & Public Health, a role she held until her retirement from the company in February 2023. Prior to that position, which she assumed in April 2014, Ms. Schwichtenberg held several senior leadership positions at Central, including Special Projects Advisor, President & CEO of Central Life Sciences, and President of Wellmark International.

Ms. Schwichtenberg joined Central in 1997 through the acquisition of the Consumer and Animal Health Division from Sandoz, Inc. (now Novartis, Inc.), a global pharmaceutical company, where she served as Vice President and General Manager. Earlier in her career, she held a variety of sales and marketing roles at Brunswick Corporation and Market Facts, Inc.

“On behalf of the Board, I am pleased to welcome Kay Schwichtenberg as a new director,” said Bill Brown, Chairman of the Board of Directors of Central Garden & Pet. “Kay brings deep leadership experience across consumer products and animal health, along with a strong understanding of Central and our businesses. Her perspective as an operator and executive will be a valuable addition to the Board as we continue to focus on growth, innovation, and long-term value creation. We look forward to working with Kay and benefiting from her insights.”

Ms. Schwichtenberg is an elected Life Director of the University of Illinois Foundation Board, where she served as a Chair, and a past chair of the American Pet Products Association (APPA). She completed the Advanced Executive Program at London Business School and is a member of the International Women’s Forum. She earned a Master of Business Administration from the University of Illinois at Chicago.

About Central Garden & Pet

Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA) is a leading consumer goods company in the pet and garden industries. Guided by the belief that home is central to life, the company’s purpose is to proudly nurture happy and healthy homes. For over 45 years, its innovative and trusted solutions have helped lawns grow greener, gardens bloom bigger, pets live healthier, and communities grow stronger. Central is home to a diversified portfolio of market-leading brands including Amdro®, Aqueon®, Best Bully Sticks®, Cadet®, C&S®, Farnam®, Ferry-Morse®, Kaytee®, Nylabone®, Pennington®, Sevin® and Zoëcon®. With fiscal 2025 net sales of $3.1 billion, the company has strong manufacturing and logistics capabilities supported by a passionate, entrepreneurial growth culture that incorporates sustainability. Central is headquartered in Walnut Creek, California, and employs over 6,000 people, primarily across North America. Visit www.central.com to learn more.

Investor & Media Contact

Friederike Edelmann

VP of Investor Relations & Corporate Sustainability

(925) 412 6726

fedelmann@central.com